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                                                                    EXHIBIT 23.1


                              ACCOUNTANTS' CONSENT


The Board of Directors
First American Corporation:


We consent to incorporation by reference in the Registration Statements No. 33-57387 and No. 33-59844 each on Form S-3 and No. 33-53269, No. 33-57385, No.
33-44286, No. 2-81920, No. 2-81685, No. 33-44775, No. 33-63188, No. 33-64161,
No. 333-19577, and No. 333-25491 each on Form S-8 of First American Corporation, of our report dated January 15, 1998, relating to the consolidated balance sheets of First American Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated income statements, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-k of First American Corporation.



NASHVILLE, TENNESSEE
MARCH 23, 1998